Filed Pursuant to Rule 433
Registration Nos. 333-226056
and 333-226056-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

August 5, 2019

Issuer:	NextEra Energy Capital Holdings, Inc.
Designation:	Series I Debentures due September 1, 2021
Registration Format:	SEC Registered
Principal Amount:	$1,500,000,000
Date of Maturity:	September 1, 2021
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, beginning September 1, 2019
Coupon Rate:	2.403%
Price to Public:	100.245% of the principal amount thereof
Benchmark Treasury:	1.750% due July 31, 2021
Benchmark Treasury Yield:	1.581%
Spread to Benchmark
Treasury Yield:	70 basis points
Reoffer Yield:	2.281%
Trade Date:	August 5, 2019
Settlement Date:*	August 8, 2019
CUSIP / ISIN Number:	65339K AS9/US65339KAS96

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Remarketing Agents:	Goldman Sachs & Co. LLC
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC

___________________

*	It is expected that delivery of the Debentures will be made against payment therefor on or about August 8, 2019, which will be the third business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+3, purchasers who wish to trade the Debentures on the date of pricing of the Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any Remarketing Agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037 or Mizuho Securities USA LLC toll-free at (866) 271-7403.